Exhibit 10.17

SCYNEXIS Non-Employee Director Compensation Policy

Our non-employee directors are compensated in accordance with the following policy:

Each non-employee director receives an annual base cash retainer of $45,000 for such service, to be paid quarterly. In addition, the chairman of the Board receives an additional annual base cash retainer of $35,000, to be paid quarterly.

In addition, each member of a committee receives compensation for service on a committee as follows:

a.

The chairperson of the Audit Committee receives an annual cash retainer of $20,000 for this service, paid quarterly, and each of the other members of the Audit Committee receives an annual cash retainer of $10,000, paid quarterly.

b.

The chairperson of the Compensation Committee receives an annual cash retainer of $15,000 for this service, paid quarterly, and each of the other members of the Compensation Committee receive an annual cash retainer of $7,500, paid quarterly.

c.

The chairperson of the Nominating and Corporate Governance Committee receive an annual cash retainer of $10,000 for this service, paid quarterly, and each of the other members of the Nominating and Corporate Governance Committee receive an annual cash retainer of $5,000, paid quarterly.

The Board has established our non-employee director compensation policy with respect to equity grants to provide that each year on the first business day following the company’s annual meeting of stockholders, each non-employee director will automatically be granted a restricted stock unit to acquire 23,000 shares of the company’s common stock and an option to purchase 23,000 shares of the company’s common stock at an exercise price per share equal to the fair market value of a share of common stock on the date of grant. These annual grants will vest in full on the one-year anniversary of the grant date, provided that the non-employee director is providing continuous services on the applicable vesting date. If a new board member joins the Board, the director will be granted an initial restricted stock unit to acquire 46,000 shares of the company’s common stock and an initial option to purchase 46,000 shares of the company’s common stock at an exercise price per share equal to the fair market value of a share of common stock on the date of grant. These initial grants will vest over three years following the date of grant. One-third of the restricted stock units will vest each year on the anniversary of the date of grant. One-third of the options will vest on the first anniversary of the date of grant and the balance will vest in equal monthly installments over the remaining two-year period.

In addition, each non-employee director may elect to receive nonstatutory stock options in lieu of all or a portion of the cash compensation to which the non-employee director would otherwise be entitled to, as described above. Each non-employee director shall make their election prior to the period in which the compensation is to be earned. For each non-employee director electing to receive a nonstatutory stock option in lieu of such cash compensation, the date on which the nonstatutory stock options will be granted will be the date on which the cash compensation would otherwise have been earned, which is generally the first business day of each fiscal quarterly period, and the number of shares underlying such stock option will be determined by (i) dividing the cash compensation that the non-employee director elects to forgo in exchange for such nonstatutory stock options by 0.65, and (ii) dividing the result by the fair market value of a share of common stock on the date of grant. Each nonstatutory stock option granted in lieu of cash compensation pursuant to a non-employee director’s election will be 100% vested on the date of grant. After a non-employee director has elected to receive nonstatutory stock options in lieu of cash compensation, the option grants made to that non-employee director are awarded automatically pursuant to the previously described policy and no further action is required by the Board.